Exhibit 99.1

The securities reported as beneficially owned represent the aggregate number of shares that are held of record by Spartan Acquisition Sponsor III LLC (“Spartan III Sponsor”).

AP Spartan Energy Holdings III, L.P. (“AP Spartan”) is the sole member of Spartan III Sponsor. Apollo ANRP Advisors III, L.P. (“ANRP Advisors”) is the general partner of AP Spartan. Apollo ANRP Capital Management III, LLC (“ANRP Capital Management”) is the general partner of ANRP Advisors. APH Holdings, L.P. (“APH Holdings”) is the sole member of ANRP Capital Management. Apollo Principal Holdings III GP, Ltd. (“Principal Holdings III GP”) is the general partner of APH Holdings. Scott Kleinman, Marc Rowan and James Zelter are the directors of Principal Holdings III GP, and as such may be deemed to have voting and dispositive control of the shares of Class A Common Stock held of record by Spartan III Sponsor.

Each of the reporting persons, and Messrs. Kleinman, Rowan, and Zelter, disclaims beneficial ownership of any securities reported herein as held by Spartan III Sponsor, or that may be beneficially owned by any of the other reporting persons, in each case except to the extent of any pecuniary interest therein, and this report shall not be deemed an admission that any such entity or person is the beneficial owner of or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.